Exhibit 99

NEWS RELEASE
CONTACTS:	Kevin F. Mahoney Vice President, Finance and Chief Financial Officer 401-335-8470
Integrated Corporate Relations James Palczynski 203-682-8200

A.T. CROSS COMPANY SWITCHES TO THE NASDAQ STOCK MARKET

Lincoln, RI - September 5, 2008 - A.T. Cross Company announced today that its Board of Directors has approved the decision to switch the listing of its common stock from the American Stock Exchange to The Nasdaq Stock Market LLC®, effective September 16, 2008. The Company will continue to trade under the symbol ATX.

"This decision was reached after careful consideration of capital market alternatives and analysis of the electronic market model, which provides added visibility to our investors," said David G. Whalen, President and Chief Executive Officer of A.T. Cross Company. "We believe that NASDAQ's electronic multiple market maker structure will provide our company with enhanced exposure and liquidity, while at the same time providing investors with the best prices, the fastest execution, and the lowest cost per trade. As the world's largest electronic stock market, NASDAQ promotes innovation and attracts leading growth companies from a diverse group of sectors. We are pleased to be a part of The NASDAQ Stock Market."

NASDAQ® is the largest U.S. electronic stock market. NASDAQ is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. For more information about NASDAQ, visit the NASDAQ website at http://www.nasdaq.com.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. A.T. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar and Native Eyewear sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com, the Costa Del Mar website at www.costadelmar.com and the Native Eyewear website at www.nativeyewear.com.